As filed with the Securities and Exchange Commission on July ______, 2011

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INUVO, INC.
(Exact name of the registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

87-0450450
(I.R.S. Employer Identification Number)

15550 Lightwave Drive
Suite 300
Clearwater, FL  33760
(727) 324-0046
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mr. Wallace D. Ruiz
Chief Financial Officer
Inuvo, Inc.
15550 Lightwave Drive
Suite 300
Clearwater, FL  33760
(727) 324-0046
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

James M. Schneider, Esq.
Schneider Weinberger LLP
2200 Corporate Boulevard N.W.
Suite 210
Boca Raton, Florida 33431
telephone (561) 362-9595
telecopier (561) 362-9612

Approximate date of commencement of proposed sale to the public:
From time to time after effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001(1)	300,000	$2.00	$600,000	$70
Common stock, par value $0.001(2)	150,000	$2.20	$330,000	35
Total	450,000			$105

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

(2)
Represents shares of common stock issuable upon the exercise of five year common stock purchase warrants with an exercise price of $2.20 per share which expire in June 2016.  To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY __, 2011
PROSPECTUS

450,000 shares

This prospectus relates to periodic offers and sales of 450,000 shares of our common stock by the selling security holders who are our affiliates, including up to 300,000 shares which are presently outstanding and up to 150,000 shares issuable upon the exercise of outstanding warrants.

We will not receive any proceeds from the sale of the shares by the selling security holders.  To the extent the warrants are exercised, we will receive proceeds of the exercise price.  The shares of common stock are being offered for sale by the selling security holders at prices established on the NYSE Amex during the term of this offering.  These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 2 of this prospectus.

Our common stock is quoted on the NYSE Amex under the symbol "INUV”.  On July 18, 2011 the last reported sale price for our common stock was $2.00 per share.
____________________

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about the risks of investing in our common stock.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ________, 2011

PROSPECTUS SUMMARY

The following is a general summary of the information contained in this prospectus.  It does not include all of the information that you should consider before investing in our securities.  You should read this entire prospectus, the documents incorporated by reference into this prospectus and any accompanying prospectus supplement before making an investment decision.

Our Company

We are an Internet marketing business with two segments:

●           Performance Marketing, and
●           Web Properties.

The Performance Marketing segment manages a series of online advertising marketplaces where Inuvo facilitates, through owned and operated technology, the placement of hundreds of thousands of ads on thousands of websites. Consumers enter the marketplace in numbers that exceed 60 million unique visitors monthly. Revenue is principally generated when a consumer clicks on links, fills out a lead form or purchases a product.

The Web Properties segment designs, builds and manages a series of owned and operated websites across verticals that include local search, product shopping comparison, pre/post natal interests and baby product shopping. The segment uses a number of online tactics designed to drive traffic to these owned and operated sites including search, affiliates, email and display marketing campaigns.  Among the owned and operated properties are BargainMatch™, Yellowise™, BabytoBee™, Kidzadu™, and Kowabunga®.  Revenue is principally generated from the sale of leads and advertising on the various sites.

Corporate Information

We were incorporated in Nevada in 1987.  Our corporate headquarters and principal executive offices are located at 15550 Lightwave Drive, Suite 300, Clearwater, Florida  33760.  Our telephone number at those offices is (727) 324-0046.  Our fiscal year end is December 31.

When used herein, "Inuvo", "we", "us" or "our" refers to Inuvo, Inc., a Nevada corporation formerly known as Kowabunga! Inc. and formerly known as Think Partnership, Inc., and our subsidiaries.  The information which appears on our websites is not part of this prospectus.

Common Stock Offered

Under this prospectus, the selling security holders listed in the section of this prospectus entitled “Selling Security Holders” may offer and sell up to 450,000 shares of our common stock, which includes 300,000 shares which are presently outstanding and 150,000 shares which are issuable upon the exercise of five year common stock purchase warrants with an exercise price of $2.20 per share expiring in June 2016.  These securities were issued and sold by us in a registered direct offering in June 2011 under our shelf registration statement on Form S-3, SEC File No. 333-172571.  As the selling security holders are affiliates of our company, as a term of the offering we agreed to register the resale of the shares of common stock issued to the selling security holders in the offering, including the shares underlying the warrants.

Use of Proceeds

We will not receive any proceeds from the sales of the common stock offered by this prospectus.  To the extent the warrants are exercised, we will receive proceeds of the exercise price.  Any proceeds we receive from the exercise of the warrants will be used by us for general corporate purposes.

RISK FACTORS

An investment in our common stock involves a significant degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Risks Related to Our Business

We have a history of losses and there are no assurances we will ever generate profits.  As of March 31, 2011 we have an accumulated deficit of approximately $107 million.  For 2010, our operating loss from continuing operations was approximately $4.6 million and for 2009 our operating loss from continuing operations was approximately $5.1 million. For the first three months of 2011, our loss from continuing operations was approximately $1.7 million. Our future capital requirements depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses.  If we are not successful in increasing our revenues we may be required to raise additional capital to fund our operations and pay our obligations as they become due.  We do not have any firm commitments to provide capital and we may be unable to raise funds upon terms satisfactory to our company.

We are subject to risks frequently encountered by companies in the Internet marketing and advertising industry.  Our prospects for financial and operational success must be considered in light of the risks frequently encountered by companies in the Internet marketing and advertising industry. During 2010 and continuing into 2011, the search alliance between Microsoft and Yahoo! adversely impacted our revenues and any continued consolidation within the search segment could result in additional decline in this portion of our business.  In addition, we face other risks associated with our industry, including the need to:

●	attract new clients and maintain current client relationships;
●	achieve effective advertising campaign results for our clients;
●	continue to expand the number of services and technologies we offer;
●	successfully implement our business model, which is evolving;
●	respond to pricing pressure in some of our lines of business;
●	maintain our reputation and build trust with our clients;
●	identify, attract, retain and motivate qualified personnel;
●	accurately measure impressions, searches, clicks, or other online actions for our advertisers, publishers, or partners;
●	adapt to changes in online advertising, email, and other filtering software; and
●	manage online credit card billing and customer service concerns.

We may be unable to effectively manage these risks. Our failure to do so could result in a decline in our revenues and impact our ability to continue as a going concern.

Our success depends on our ability to continue and expand relationships with other Internet media content, advertising and product providers.  The Internet includes an ever-increasing number of businesses that offer and market consumer products and services.  Advertising providers allow us to generate advertising revenue from our and our affiliates’ websites, as well as profit sharing arrangements for joint effort marketing programs.  We expect that with the increasing number of entrants into the Internet commerce arena, advertising costs and joint effort marketing programs will become more competitive.  Additionally, upstream advertising networks that we use may offer customers discounts as away to attract more advertisers to their network thereby reducing our revenues generated by these networks.  This competitive environment might prevent us from satisfactorily executing profit generating advertising and joint effort marketing programs in the future.  This competitive environment may also prevent us from providing content and product and service providers from marketing their products and services through our or our affiliates’ websites.  If we fail to continue establishing new, and maintain and expand existing, profitable advertising and joint marketing arrangements, we may suffer substantial adverse consequences to our financial condition and results of operations.

If we are unable to raise additional capital as needed, our ability maintain the listing of our common stock on the NYSE Amex, as well as our ability to grow our company and satisfy our obligations as they become due will be in jeopardy.  It is likely that we will need to raise significant additional capital to grow our company and regain compliance with the continued listing standards of NYSE Amex, fund our operating expenses and satisfy our obligations as they become due, including our revolving credit facility with Bridge Bank, N.A. which matures in 2013.  We do not have any commitments to provide this additional capital and we cannot assure you that funds are available to us upon terms acceptable to us, if at all. If we do not raise funds as needed, our ability to provide for current working capital needs and satisfy our obligations is in jeopardy. In addition, the plan we submitted to regain compliance with the continued listing standards of NYSE Amex is dependent on our ability to raise additional capital.  If we do not raise the funds as needed, our ability to maintain the listing of our common stock is also in jeopardy.  In either or both events, you could lose all of your investment in our company.

We depend on a single customer for a significant portion of our revenues.  We received 83.4% of our net revenue for the three months ended March 31, 2011 from a single customer and this customer accounted for 80.3% of our revenue in 2010. We currently have 22 months remaining on the original agreement with this customer.  The loss of that customer or a material change in the revenue or gross profit generated by that customer could have a material adverse impact on our business, results of operations and financial condition.

We may not successfully defend ourselves against litigation. We are a defendant in a several pending lawsuits in which the plaintiffs are seeking damages in significant amounts.  If we are not successful, one or more of these lawsuits could result in an unfavorable judgment against us.  If we are unable to satisfactorily settle these lawsuits and we do not prevail in court, we may be subject to judgments in amounts which exceed our available capital which will damage our business and our ability to continue as a going concern.

We compete with many companies, some of whom are more established and better capitalized than us.  We compete with a variety of companies on a worldwide basis both through the Internet and in traditional markets. Some of these companies are larger and better capitalized than us.  There are also few barriers to entry in our markets.  Our competitors may develop services that are superior to, or have greater market acceptance than our services.  For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us.  These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements.  Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger registrant and membership bases.  In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services.  To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and Internet Service Providers (ISPs), our ability to reach potential members through online advertising may be restricted.  Any of these competitors could cause us difficulty in attracting and retaining registrants and converting registrants into members and could jeopardize our existing affiliate program and relationships with portals, search engines, ISPs and other Internet properties.  Failure to compete effectively including by developing and enhancing our services offerings would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Increasing government regulations, consumer protection laws or taxation could adversely affect our business.  We are affected not only by regulations applicable to businesses generally, but also by federal, state, local and foreign laws, rules, regulations and taxes directly applicable to electronic communications, telecommunications and the Internet.  Laws and regulations related to the Internet are becoming more prevalent, and new laws and regulations are under consideration in various jurisdictions.  Many areas of law affecting the Internet remain unsettled, and it may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet.  New, or amendments to existing laws and regulations, including laws and regulations that govern, restrict, tax or affect things such as user privacy, the pricing and taxation of goods and services offered over the Internet, the content of websites, access to websites, linking of websites, outgoing email solicitations, consumer protection and the characteristics and quality of products and services offered over the Internet could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business must keep pace with rapid technological change to remain competitive.  Our business operates in a market characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, enhancements, and changing customer demands.  We must adapt to rapidly changing technologies and industry standards and continually improve the speed, performance, features, ease of use and reliability of our services.  Introducing new technology into our systems involves numerous technical challenges, requires substantial amounts of capital and personnel resources, and often takes many months to complete.  We may not successfully integrate new technology into our websites on a timely basis, which may degrade the responsiveness and speed of our websites.  Technology, once integrated, may not function as expected.  In addition, the number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones and other handheld computing devices, has increased dramatically in the past few years.  Failure to attract and retain a substantial number of mobile device users to our services, or failure to develop services that are more compatible with mobile communications devices, or failure to generally keep pace with the rapid technological change could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our services may be interrupted due to problems with our servers, our network hardware and software, or our inability to obtain network capacity.  The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users, advertisers, members and e-commerce partners to our websites and to convert members to subscribers.  We have experienced occasional system interruptions as a result of unexpected increases in usage.  We cannot assure you we will not incur similar or more serious interruptions in the future.  An unexpected or substantial increase in the use of our websites could strain the capacity of our systems, which could lead to a slower response time or system failures.  Any slowdowns or system failures could adversely affect the speed and responsiveness of our websites and would diminish the experience for our members and visitors.  Further, if usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant.  Any system failure that causes an interruption in service or a decrease in the responsiveness of our websites could reduce traffic on our websites and, if sustained or repeated, could impair our reputation and the attractiveness of our brands all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.  Furthermore, we rely on many different hardware and software systems.  Failure of these systems or inability to rapidly expand our transaction-processing systems and network infrastructure in response to a significant unexpected increase in usage could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.  The failure to establish and maintain affiliate agreements and relationships could limit the growth of business.  We have entered into, and expect to continue to enter into, arrangements with affiliates to increase our member base, increase traffic to our websites and enhance our brands.  If any of the current agreements are terminated, we may not be able to replace the terminated agreement with an equally beneficial arrangement.  We cannot assure you that we will be able to renew any of our current agreements when they expire on acceptable terms, if at all.  We also do not know whether we will be successful in entering into additional agreements or that any relationships, if entered into, will be on terms favorable to us.  Failure to establish and maintain affiliate agreements and relationships could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business relies on a number of third-party providers, and their failure to perform or termination of our relationships with them could harm our business. We license technologies from third parties to facilitate our ability to provide our services.  Any failure on our part to comply with the terms of these licenses could result in the loss of our rights to continue using the licensed technology, and we could experience difficulties obtaining licenses for alternative technologies.  Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We depend on our merchant and banking relationships, as well as strategic relationships with third parties, who provide us with payment processing solutions.  From time to time, VISA and MasterCard increase the fees that they charge processors.  We may attempt to pass these increases along to our merchant customers, but this might result in the loss of those customers to our competitors who do not pass along the increases.  Our revenues from merchant account processing are dependent upon our continued merchant relationships which are highly sensitive and can be canceled if customer charge-backs escalate and generate concern that the company has held back sufficient funds in reserve accounts to cover these charge-backs.  Cancellation by our merchant providers would most likely result in the loss of new customers and lead to a reduction in our revenues.

We are exposed to risks associated with credit card fraud and credit payment.  Many of our customers use credit cards to pay for our services.  We have suffered losses, and may continue to suffer losses, as a result of membership orders placed with fraudulent credit card data, even though the associated financial institution approved payment.  Under current credit card practices, a merchant is liable for fraudulent credit card transactions when the merchant does not obtain a cardholder’s signature.  A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business may incur liability for information retrieved from or transmitted through its websites or websites linked to it.  Because our business publishes or makes various information available on its websites or though linked websites, we may be sued for, or incur liability related to, defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or other legal claims.  Our business also offers email services subjecting us to liabilities or claims relating to unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service.  Liability or expense relating to these types of claims could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business could be significantly impacted by the occurrence of natural disasters such as hurricanes and other catastrophic events. Our primary data center and corporate headquarters are located in Clearwater, Florida and, are therefore, susceptible to damage from hurricanes or other tropical storms.  Although we believe we have adequate backup for this data in a secure location, we may not be able to prevent outages and downtime caused by these storms or other events out of our control, which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We may incur liability if we fail to adequately protect personal information.  Our business handles personally identifiable information pertaining to our members and visitors residing in the United States as well as foreign countries.  Many jurisdictions have adopted privacy, security, and data protection laws and regulations intended to prevent improper use and disclosure of personally identifiable information.  In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for failure to comply.  These laws, which are subject to change and may be inconsistent, may impose costly administrative requirements, limit our handling of information, and subject us to increased government oversight and financial liabilities all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Security breaches and inappropriate Internet use could damage our business. Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce in particular.  Failure to successfully prevent security breaches could significantly harm our business and expose us to lawsuits.  Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations, or damage our brand and reputation.  Breach of our security measures could result in the disclosure of personally identifiable information and could expose us to legal liability.  We cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage.  We have experienced security breaches and attempts at “hacking.”  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.  Further, any well-publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which might adversely affect our online dating business. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Computer viruses could damage our business.  Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We depend on key personnel, the loss of whom could harm our business.  Our success depends in part on the retention of personnel critical to our combined business operations due to, for example, unique technical skills, management expertise or key business relationships.  We may be unable to retain existing management, finance, engineering, sales, customer support, and operations personnel that are critical to our success, which may result in disruption of operations, loss of key business relationships, information, expertise or know-how, unanticipated additional recruitment and training costs, and diminished anticipated benefits of acquisitions, including loss of revenue and profitability.  Our future success is substantially dependent on the continued service of our key senior management.  Our employment agreements with our key personnel are short-term and on an at-will basis.  We do not have key-person insurance on any of our employees.  The loss of the services of any member of our senior management team, or of any other key employees, could divert management’s time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently.  Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees.  We may be unable to retain our key employees or attract, retain and motivate other highly qualified employees in the future.  We have experienced difficulty from time to time in attracting or retaining the personnel necessary to support the growth of our business, and may experience similar difficulties in the future.

Demand for our services may decline due to the proliferation of “spam” and software designed to prevent its delivery.  Our business may be adversely affected by the proliferation of “spam” and other unwanted Internet solicitations. In response to such proliferation, ISP’s have been adopting technologies, and individual computer users are installing software on their computers that are designed to prevent the delivery of certain Internet advertising, including legitimate solicitations such as those delivered by us.  We cannot assure you that the number of ISP’s and individual computer users who employ these or other similar technologies and software will not increase, thereby diminishing the efficacy of our services.  In the case that one or more of these technologies are widely adopted or the software widely utilized, demand for our services would decline.

Defects in our platform, disruptions in our service or errors in execution could diminish demand for our service and subject us to substantial liability.  Our on-demand platform is complex and incorporates a variety of hardware and proprietary and licensed software.  Internet-based services such as ours frequently experience disruptions from undetected defects when first introduced or when new versions or enhancements are released.  In addition, our recently added text messaging capabilities may hinder the performance of our platform as we have limited experience with dealing with text messaging services.  From time to time we have found and corrected defects in our platform.  Other defects in our platform, or defects in new features, complementary services or upgrades released in the future, could result in service disruptions for one or more clients.  Our clients might use our service in unanticipated ways that cause a service disruption for other clients attempting to access their contact list information and other data stored on our platform.  In addition, a client may encounter a service disruption or slowdown due to high usage levels of our service.  Because clients use our service for critical business processes, any defect in our platform, any disruption in our service or any error in execution could cause existing or potential clients not to use our service, could harm our reputation, and could subject us to litigation and significant liability for damage to our clients’ businesses.

Risks Related to Our Common Stock

We are deficient in the continued listing standards of NYSE Amex and there are no assurances we will be able to regain compliance within the timeframe permitted by the exchange.  In May 2011 we were notified by NYSE Regulation that we are below certain of the NYSE Amex’s continued listing standards due to stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of our four most recent fiscal years as set forth in Section 1003(a)(ii) of the NYSE Amex’s Company Guide.  We were afforded the opportunity to submit a plan of compliance to the exchange by June 8, 2011 that demonstrated our ability to regain compliance with Section 1003(a)(ii) of the Company Guide within a maximum of 18 months from the submission of the plan.  Following the timely submission of our plan of compliance, on July 6, 2011 we were notified by the exchange that we had made a reasonable demonstration of our ability to regain compliance with the continued listing standards by December 8, 2012.  The exchange continued the listing of our common stock subject to certain conditions, including the requirement to provide updates on our progress.  If we do not regain compliance with the continued listing standards by December 8, 2012, subject to our continued progress in accordance with the plan we submitted, our common stock will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.  In that event, it is likely that our common stock would be quoted in the over the counter market on the OTC Bulletin Board.   The loss of our exchange listing will adversely impact the future liquidity of our common stock and may make it more difficult for our stockholders, including purchasers of the Shares, to resell those shares.

The market price for shares of our common stock has declined substantially in recent months and may continue to be highly volatile and subject to wide fluctuations.  The market for common stock has recently been subject to significant disruptions that have caused substantial volatility in the prices of these securities, which may or may not have corresponded to the business or financial success of the particular company. The market price for shares of our common stock has declined substantially in recent months and could decline further if our future operating results fail to meet or exceed the expectations of market analysts and investors and/or current economic or market conditions persist or worsen.

Some specific factors that may have a significant effect on the future market price of our shares of common stock include:

●	actual or expected fluctuations in our operating results;
●	variance in our financial performance from the expectations of market analysts;
●	changes in general economic conditions or conditions in our industry generally;
●	changes in conditions in the financial markets;
●	announcements of significant acquisitions or contracts by us or our competitors;
●	our inability to raise additional capital and maintain our exchange listing;
●	changes in applicable laws or regulations, court rulings and enforcement and legal actions;
●	additions or departures of key management personnel;
●	actions by our stockholders;
●	changes in market prices for our products; and
●	changes in stock market analyst research and recommendations regarding the shares of our common stock, other comparable companies or our industry generally.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.  As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price you paid for such shares.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.  It is possible that the selling security holders will offer all of the shares for sale.  Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies and financial results. We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING SECURITY HOLDERS

At July 6, 2011 there were 10,057,061 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales by the selling security holders listed below who are our affiliates and their pledgees, donees and other successors in interest.  The following table sets forth:

●	the name of each selling security holder,
●	the number of shares owned, and
●	the number of shares being registered for resale by the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus.  All of the securities owned by the selling security holders may be offered hereby.  Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.  If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered	Shares to be Owned After Offering	Percentage to be Owned After Offering
Bridgehampton Monument Fund LLC (1)(4)	249,750	69,750	180,000	1.8%
Bridgehampton Multi-Strategy Fund LLC (2)(4)	340,250	95,250	245,000	2.4%
CDMorg Holdings (3)(4)	1,022,435	285,000	737,435	7.3%
Total		450,000

(1)           The number of shares owned includes 226,500 shares of common stock and warrants to acquire 23,250 shares of common stock.  The number of shares offered includes 46,500 shares which are presently outstanding and 23,250 shares issuable upon the exercise of warrants with an exercise price of $2.20 per share.  Bridgehampton Capital Management LLC, a New York limited liability company (“BCM”) is the sole manager of the Bridgehampton Monument Fund LLC (the “Monument Fund”).  Mr. Kenneth E. Lee is the managing member of BCM.  Mr. Charles D. Morgan, a member of our Board of Directors, is also a member of BCM and has joint trading authority with respect to the shares of common stock held by the Monument Fund.  BCM and Mr. Lee may each be deemed to have voting and dispositive power with respect to the shares of common stock held by the Monument Fund.

(2)           The number of shares owned includes 308,500 shares of common stock and warrants to acquire 31,750 shares of common stock.  The number of shares offered includes 63,500 shares which are presently outstanding and 31,750 shares issuable upon the exercise of warrants with an exercise price of $2.20 per share.  BCM is the sole manager of the Bridgehampton Multi-Strategy Fund LLC (the “Multi-Strategy Fund”).  Mr. Kenneth E. Lee is the managing member of BCM.  Mr. Charles D. Morgan, a member of our Board of Directors, is also a member of BCM and has joint trading authority with respect to the shares of common stock held by the Multi-Strategy Fund.  BCM and Mr. Lee may each be deemed to have voting and dispositive power with respect to the shares of common stock held by the Multi-Strategy Fund.

(3)           The number of shares owned includes 927,435 shares of common stock and warrants to purchase 95,000 shares of common stock.  The number of shares offered includes 190,000 shares which are presently outstanding and 95,000 shares issuable upon the exercise of warrants with an exercise price of $2.20 per share.  BCM is the sole manager of CDMorg Holdings.  Mr. Kenneth E. Lee is the managing member of BCM.  Mr. Charles D. Morgan, a member of our Board of Directors, is also a member of BCM and has joint trading authority with respect to the shares of common stock held by CDMorg Holdings.  BCM and Mr. Lee may each be deemed to have voting and dispositive power with respect to the shares of common stock held by CDMorg Holdings.  BCM and Mr. Morgan may each be deemed to have voting and dispositive power with respect to the shares of common stock held by CDMorg Holdings.

(4)           The warrants contain a limitation on the holder’s right to exercise any portion of a warrant if the holder, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 9.9% of the number of shares of our common stock outstanding immediately after the exercise. The holder may elect to increase this beneficial ownership limitation upon 61 days’ prior written notice to us.  This beneficial ownership limitation may be decreased by the holder at any time upon notice to us.  In addition, the beneficial ownership limitation may not apply to a holder to the extent its beneficial ownership together with the beneficial ownership of its affiliates, excluding certain convertible securities, already exceeds 9.9%.  Accordingly, this limitation on exercise of the warrants does not currently apply to the selling security holders which may be deemed to be affiliates of each other, as their combined beneficial ownership (excluding certain convertible securities) exceeds 9.9%.  This description of the warrants is not complete and is qualified by the full text of the warrant which is filed as Exhibit 10.24 to our Current Report on Form 8-K as filed on June 22, 2011.

PLAN OF DISTRIBUTION

We are registering the shares of common stock which are presently outstanding as well as those issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the shares and warrants from time to time after the date of this prospectus.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;
●	agreements entered into between broker-dealers and a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, if available, rather than under this prospectus.  In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus.  If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement we entered into with the selling security holders at the time we sold these securities, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any.  We have also agreed to reimburse the reasonable legal fees of one counsel to the selling security holders.  We agreed to keep the registration statement of which this prospectus is a part effective until all of the shares of common stock covered by this prospectus have been sold by the selling security holders.  We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act of 1933 in accordance with the registration rights agreements or the selling security holders will be entitled to contribution.  We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida  33431.

EXPERTS

Our audited consolidated balance sheet as of December 31, 2010, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2010 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Mayer Hoffman McCann P.C., as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing. Our audited consolidated balance sheet as of December 31, 2009, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2009 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Kirkland Russ Murphy & Tapp, P.A, independent registered public accounting firm, whose shareholders became shareholders of Mayer Hoffman McCann P.C. as of November 1, 2010, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2010, as amended,
●	our Quarterly Report on Form 10-Q for the period ended March 31, 2011,
●	our Current Report on Form 8-K as filed on April 7, 2011,
●	our Current Report on Form 8-K as filed on April 8, 2011,
●	our Current Report on Form 8-K as filed on May 4, 2011,
●	our Current Report on Form 8-K as filed on May 13, 2011,
●	our Current Report on Form 8-K as filed on June 1, 2011,
●	our Current Report on Form 8-K as filed on June 6, 2011,
●	our Current Report on Form 8-K as filed on June 14, 2011,
●	our Current Report on Form 8-K as filed on June 22, 2011,
●	our second Current Report on Form 8-K as filed on June 22, 2011, and
●	our Current Report on Form 8-K as filed on July 7, 2011.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.  Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus.  Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Upon your written or oral request, we will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered at no cost to the requested a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for such documents should be directed to Corporate Secretary, Inuvo, Inc., 15550 Lightwave Drive, Suite 300, Clearwater, FL  33760.

We file annual, quarterly and other reports and information with the SEC. You may read and copy any materials that we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

●	a breach of the director's duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
●	a transaction from which our director received an improper benefit; or
●	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TABLE OF CONTENTS
	Page

Prospectus Summary	1
Risk Factors	2
Cautionary Note Regarding Forward-Looking Information	7	INUVO, INC.
Selling Security Holders	8
Plan of Distribution	9
Legal Matters	10	PROSPECTUS
Experts	10
Incorporation of Certain Information by Reference	11	________, 2011
Where You Can Find Additional Information	11
Commission Position on Indemnification for Securities Act Liabilities	12	450,000 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by Inuvo, Inc. in connection with the distribution of the securities being registered are as follows:

Amount
SEC Registration Fee	$174
Printing Fees and Expenses	2,000
Legal Fees and Expenses	2,500
Accounting Fees and Expenses	1,500
Blue Sky Fees and Expenses	500
Transfer Agent and Registrar Fees	500
Miscellaneous	826
TOTAL	$8,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.   EXHIBITS.

Exhibit No.	Exhibit
3(i).1	Articles of Incorporation, as amended (1)
3(i).2	Articles of Amendment to Articles of Incorporation (2)
3(i).3	Articles of Merger between Inuvo, Inc. and Kowabunga! Inc. (3)
3(i).4	Certificate of Change Filed Pursuant to NRS 78.209 (4)
3(ii).1	Amended and Restated Bylaws (5)
4.1	Form of common stock purchase warrant (6)
5.1	Opinion of Schneider Weinberger LLP *
10.1	Form of Subscription Agreement (6)
10.2	Form of Registration Rights Agreement (6)
23.1	Consent of Kirkland Russ Murphy & Tapp , P.A *
23.2	Consent of Mayer Hoffman McCann P.C.*
23.3	Consent of Schneider Weinberger LLP (included in Exhibit 5.1)*

*           filed herewith.

(1)	Incorporated by reference and filed as an exhibit to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2004.
(2)	Incorporated by reference and filed as an exhibit to the registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.
(3)	Incorporated by reference and filed as an exhibit to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2009.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed on December 10, 2010.
(5)	Incorporated by reference and filed as an exhibit to the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011.
(6)	Incorporated by reference to the Current Report on Form 8-K as filed on June 22, 2011.

Item 17.     UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on July 20, 2011.

Inuvo, Inc.

By:	/s/ Richard K. Howe
Richard K. Howe,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard K. Howe his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Howe	Chief Executive Officer, directors, principal executive officer	July 20, 2011
Richard K. Howe

/s/ Wallace D. Ruiz	Chief Financial Officer, principal financial and accounting officer	July 20, 2011
Wallace D. Ruiz

/s/ Mitchell Tuchman	Chairman of the Board of Directors	July 20, 2011
Mitchell Tuchman

/s/ Charles Pope	Director	July 20, 2011
Charles Pope

/s/ John (Jack) Balousek	Director	July 20, 2011
David Barnes

/s/ Charles Morgan	Director	July 20, 2011
Charles Morgan